UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Kimco Realty Corporation
(Exact Name of Registrant as Specified in its Charter)

Maryland	13-2744380
(State of incorporation or organization)	(IRS Employer Identification No.)

500 N. Broadway, Suite 201 Jericho, NY	11753
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, each representing 1/1,000th interest in a share of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:
333-274926

Securities to be registered pursuant to Section 12(g) of the Act:
None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed by Kimco Realty Corporation, a Maryland corporation (“Kimco”) with the U.S. Securities and Exchange Commission in connection with the registration of depositary shares (the “Depositary Shares”), each representing a one one-thousandth interest in a share of Kimco’s 7.25% Class N Cumulative Convertible Perpetual Preferred Stock, par value $1.00 per share (“Kimco Class N Preferred Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the listing of each class of the Depositary Shares on the New York Stock Exchange (“NYSE”).  The trading symbol for the Depositary Shares on NYSE will be “KIMprN”.

Kimco is registering Depositary Shares to be issued in connection with the completion of its acquisition of RPT Realty, a Maryland real estate investment trust (“RPT”) pursuant to the Agreement and Plan of Merger, dated as of August 28, 2023 (as amended from time to time, the “Merger Agreement”), by and among Kimco, Kimco Realty OP, LLC, a Delaware limited liability company and wholly owned subsidiary of Kimco (“Kimco OP”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Kimco, Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Kimco OP, RPT and RPT Realty, L.P., a Delaware limited partnership. At the closing of the acquisition, each share of RPT’s 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share (“RPT Preferred Stock”) (other than certain shares as set forth in the Merger Agreement) will be converted into one newly issued Depositary Share representing one one-thousandth of a share of Kimco Class N Preferred Stock and having terms materially the same as those of the RPT Preferred Stock, as described more fully in Kimco’s Registration Statement on Form S-4 (File No. 333-274926) (the “Registration Statement”), filed on October 10, 2023, as amended on October 27, 2023 and November 7, 2023 and declared effective on November 9, 2023.

Item 1. Description of Registrant’s Securities to be Registered.

The description of Depositary Shares and Kimco Class N Preferred Stock as set forth under the caption “Description of New Kimco Preferred Stock” in the Registration Statement, and in Kimco’s prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on November 9, 2023, is incorporated herein by reference. The description of the Depositary Shares and Kimco Class N Preferred Stock is qualified in its entirety by reference to the Articles Supplementary designating the preferences, rights and limitations of the Kimco Class N Preferred Stock, filed as Exhibit 3.2 hereto, and the Deposit Agreement, the form of which is filed as Exhibit 4.2 hereto, and each are incorporated herein by reference.

Item 2. Exhibits.

Number	Description

3.1	Articles of Amendment and Restatement of Kimco Realty Corporation (incorporated by reference to Exhibit 3.1 to Kimco Realty Corporation’s Form 8-K12B filed on January 3, 2023)

3.2	Articles Supplementary of Kimco Realty Corporation with respect to the Class N Preferred Stock of Kimco Realty Corporation

3.3	Amended and Restated Bylaws of Kimco Realty Corporation (incorporated by reference to Exhibit 3.1 to Kimco Realty Corporation’s Form 8-K filed on February 2, 2023)

3.4	Articles of Merger (incorporated by reference to Exhibit 3.3 to Kimco Realty Corporation’s Form 8-K12B filed on January 3, 2023)

4.1	Instruments defining the Rights of Security Holders — reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2	Form of Deposit Agreement between the Company and Equiniti Trust Company, LLC, and the holders from time to time of the Depositary Shares described therein

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 29, 2023	KIMCO REALTY CORPORATION

	By:	/s/ Glenn G. Cohen
	Name:	Glenn G. Cohen
	Title:	Executive Vice President, Chief Financial Officer and Treasurer